Exhibit 10.5

Certain information has been excluded from this agreement (indicated by “[***]”) because Taysha Gene Therapies, Inc. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

dated as of October 29, 2020

by and between

Abeona Therapeutics Inc.

and

Taysha Gene Therapies, Inc.

Page

ARTICLE 1 Definitions		1
ARTICLE 2 Licenses AND OTHER RIGHTS		7
2.1	Grant of License to Company	7
2.2	Grant of Sublicense by Company	7
2.3	Technology Transfer	8
2.4	Manufacturing Technology Transfer	8
2.5	Procedures for Technology Transfer	8
2.6	UNC Agreement	8
2.7	Edinburgh Agreement	8
2.8	No Implied Licenses.	8
2.9	Negative Covenant	8
ARTICLE 3 DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCT		9
3.1	Development of the Licensed Product by Company	9
3.2	Licensor Support in Development	9
3.3	Commercialization	9
3.4	Clinical and Commercial Manufacturing	9
3.5	Diligence by Company	9
3.6	Trademarks	9
3.7	Reporting	9
ARTICLE 4 REGULATORY MATTERS		10
4.1	Regulatory Filings.	10
4.2	Communications with Authorities.	10
4.3	Licensor Support in Regulatory Matters.	10
4.4	Recalls	10
ARTICLE 5 Financial Provisions		10
5.1	Initial Fee.	10
5.2	Milestone Payments.	10
5.3	Commercial Event Payments	11
5.4	Royalty Payments for Licensed Product.	11
5.5	Existing Third-Party Agreements	12
5.6	Timing of Payment.	12
5.7	Mode of Payment and Currency; Invoices.	12
5.8	Royalty Reports	12
5.9	Late Payments.	12
5.10	Audits.	12
5.11	Taxes	13

i

(continued)

Page

ARTICLE 6 Inventions and Patents		13
6.1	Further Assurances.	13
6.2	Patent Prosecution and Maintenance.	14
6.3	Enforcement and Defense.	15
ARTICLE 7 CONFIDENTIALITY		16
7.1	Confidentiality Obligations	16
7.2	Use	16
7.3	Required Disclosure.	17
7.4	Publications	17
7.5	Press Releases and Disclosure.	17
ARTICLE 8 REPRESENTATIONS, WARRANTIES AND COVENANTS		18
8.1	Representations and Warranties	18
8.2	Additional Representations and Warranties of Licensor.	18
8.3	Licensor Covenants	20
ARTICLE 9 INDEMNIFICATION AND INSURANCE		20
9.1	Indemnification by Company.	20
9.2	Indemnification by Licensor.	20
9.3	No Consequential Damages.	21
9.4	Notification of Claims; Conditions to Indemnification Obligations.	21
9.5	Insurance.	21
ARTICLE 10 TERM AND TERMINATION		21
10.1	Term and Expiration	21
10.2	Termination of the Agreement for Convenience	22
10.3	Termination upon Material Breach.	22
10.4	Effects of Termination.	22
10.5	Termination on Bankruptcy or Insolvency.	24
10.6	Other Remedies.	24
ARTICLE 11 DISPUTE RESOLUTION		25
11.1	Escalation to Executive Officers	25
11.2	Injunctive Relief	25
ARTICLE 12 MISCELLANEOUS PROVISIONS		25
12.1	Relationship of the Parties	25
12.2	Assignment	25
12.3	Performance and Exercise by Affiliates	25
12.4	Further Actions	25
12.5	Force Majeure	25
12.6	No Trademark Rights	26
12.7	Entire Agreement of the Parties; Amendments.	26
12.8	Captions	26

ii

(continued)

Page

12.9	Governing Law	26
12.10	Notices and Deliveries	26
12.11	Waiver	27
12.12	Severability.	27
12.13	No Implied License	27
12.14	Interpretation	27
12.15	Counterparts.	27

iii

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is dated as of October 29, 2020 (the “Effective Date”) by and between Abeona Therapeutics Inc., a Delaware corporation having its principal place of business at 1330 Avenue of the Americas, Suite 33A, New York, NY 10019 (“Licensor”), and Taysha Gene Therapies, Inc., a Delaware corporation having a place of business at 2280 Inwood Road, Dallas, TX 75325 (“Company”).  Licensor and Company may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS:

Whereas, Licensor is a fully integrated gene and cell therapy company engaged, inter alia, in the development of gene therapies, including gene therapy technologies relating to Rett syndrome and MECP2 gene constructs and regulation of their expression;

Whereas, Company is engaged in the research, development, manufacturing and commercialization of gene therapy products and is interested in Developing, manufacturing and Commercializing Licensed Products;

Whereas, Licensor has in-licensed technology relating to Rett syndrome and MECP2 gene constructs and regulation of their expression from the University of North Carolina and the University of Edinburgh and desires to sublicense such rights to Company under this Agreement; and

Whereas, Company desires to license from Licensor, and Licensor wishes to exclusively license to Company rights to Develop, manufacture and Commercialize Licensed Products in the Field in the Territory.

Now, Therefore, in consideration of the various promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
Definitions

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1

“Affiliate” means a Person who controls, is controlled by or is under common control with a Party, but only for so long as such control exists.  For the purposes of this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2

“BLA” means a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. § 601, and any equivalent application submitted in any country in the Territory, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.3	“Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.
1.4

“Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on the 31st of December of the same year and (b) the last Calendar Year of the Term shall commence on the 1st of January of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.5

“Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and Institutional Review Board or Ethics Committee, and is designed to measure the safety and/or efficacy of Licensed Product.  Clinical Trials shall include, but are not limited to, Pivotal Trials.

1.6

“Combination Product” means any product comprised of a combination of a Licensed Product and at least one other product where the other product is an active ingredient, device, delivery system or other separately sold product co-packaged such that the Licensed Product and other product is integrated in a singular product.

1.7

“Commercialization” or “Commercialize” means any and all activities undertaken before and after Regulatory Approval of a BLA for the Licensed Product that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Licensed Product, and interacting with Regulatory Authorities regarding the foregoing.

1.8

“Commercially Reasonable Efforts” means: (a) with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances; and (b) with respect to any objective relating to Development or Commercialization of the Licensed Product by a Party, the application by such Party, consistent with the exercise of its prudent scientific and business judgment, of diligent efforts and resources to fulfill the obligation in issue, consistent with the level of efforts a similarly situated pharmaceutical company would devote to a product at a similar stage in its product life as the Licensed Product and having profit potential and strategic value comparable to that of the Licensed Product, taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of the Licensed Product, the strength of its proprietary position and such other factors as such Party may reasonably consider, all based on conditions then prevailing. For clarity, Commercially Reasonable Efforts will not mean that a Party guarantees that it will actually accomplish the applicable task or objective.

1.9

“Confidential Information” of a Party, means information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement.

1.10

“Controlled” means, with respect to (a) Patents, (b) Know-How or (c) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patents, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patents, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.11

“Cover”, “Covering” or “Covered” means, with respect to Licensed Product, that the making, using, selling, or offering for sale of Licensed Product would, but for a license granted in this Agreement under the Licensed Patents, infringe a Valid Claim of the Licensed Patents.

1.12

“Development” or “Develop” means, with respect to the Licensed Product, the performance of all pre-clinical and clinical development (including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), Clinical Trials (excluding Clinical Trials conducted after Regulatory Approval of a BLA), manufacturing and regulatory activities that are required to obtain Regulatory Approval of Licensed Product in the Territory.

1.13

“Edinburgh Agreement” means the License Agreement by and between the Licensor and the University Court of the University of Edinburgh, a charitable body registered in Scotland under registration number SC005336 incorporated under the Universities (Scotland) Acts (“Edinburgh”) dated as of November 14, 2018, as attached hereto as Schedule 1.13.

1.14	“Executive Officers” means, together, [***] of Company and the [***] of Licensor.
1.15	“Existing Third-Party Agreement(s)” means the Edinburgh Agreement and UNC Agreement.
1.16	“FDA” means the United States Food and Drug Administration or a successor federal agency thereto.
1.17

“Field” means (a) the prevention, treatment or diagnosis of any disease in humans, (b) solely with respect the practice of the Licensed Patents, Licensed Material, and Licensed Know-How sublicensed hereunder from the UNC Agreement, the use of such Licensed Patents, Licensed Material and Licensed Know-How for gene therapy for the prevention, treatment or diagnosis of the Indication, and (c) solely with respect to the Edinburgh Patent Rights (as defined in the Edinburgh Agreement), the use of truncated transgenes of MECP2 in a human gene therapy (i.e., delivery of MECP2 nucleic acids) for the treatment, palliation or prevention of the Indication.

1.18

“First Commercial Sale” of Licensed Product(s) means any transfer for value in an arms-length transaction to an independent Third Party distributor, agent or end user in a country after obtaining all Regulatory Approvals from applicable Regulatory Authorities required for the manufacture, importation, marketing, promotion, pricing, reimbursement and sale of the Licensed Product(s) in such country.

1.19

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.20	“IND” means an investigational new drug application submitted to applicable Regulatory Authorities for approval to commence Clinical Trials in a given jurisdiction.
1.21	“Indication” means Rett syndrome [***].

1.22

“Know-How” means any: (a) scientific or technical information, results or data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including, without limitation, discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (b) compositions of matter including, without limitation, plasmids, viruses, cells, cell lines, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples.  The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public.  “Know-How” includes any rights including copyright, database or design rights protecting such Know-How.  “Know-How” excludes Patents.

1.23	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.
1.24	“Licensor Bankruptcy Event” means an Insolvency Event of Licensor.
1.25

“Licensed Know-How” means all (a) Edinburgh Know-How (as defined in the Edinburgh Agreement), and (b) Know-How that is Controlled by Licensor or any of its Affiliates, as of the Effective Date that is necessary or useful in the research, Development, manufacture, use, or Commercialization of Licensed Products.  The Licensed Know-How shall include all Know-How set forth on Schedule 1.25 and is inclusive of Licensed Materials.

1.26	“Licensed Materials” means the chemical, biological or physical materials that are set forth on Schedule 1.26.
1.27

“Licensed Patents” means (a) the Patents listed on Schedule 1.27, (b) the Edinburgh Patent Rights (as defined in the Edinburgh Agreement), (c) the Patent Rights (as defined in the UNC Agreement), and (d) all Patents Controlled by Licensor or its Affiliates as of the Effective Date (to the extent not already set forth on Schedule 1.27 as of the Effective Date) or during the Term which would be infringed, absent the license granted to the Company hereunder, by the research, Development, manufacture, use or Commercialization of a Licensed Product in the Field by the Company, its Affiliates or a Sublicensee.

1.28

“Licensed Product” means a product (a) where the manufacture, use, importation or sale is Covered by a Valid Claim in such country in the Field, or (b) (i) that embodies, contains, incorporates, or uses in a material capacity Licensed Know-How or (ii) incorporates the Licensed Materials.

1.29

“Licensed Technology” means the Licensed Patents, the Licensed Know-How and the Licensed Materials.  For the avoidance of doubt, the Licensed Technology includes any Licensed Patents, Licensed Know-How and/or Licensed Materials Controlled by Licensor pursuant to any Existing Third-Party Agreement.

1.30

“Market Exclusivity” means an exclusive benefit by grant or an exclusion under or from the FDA, European Medicines Agency or other similar Regulatory Authority, relating to a Licensed Product, including orphan drug protection or data exclusivity.

1.31	“Net Sales” means [***].
1.32

“Out-of-Pocket Expenses” means expenses actually paid by a Party or its Affiliate to any Third Party; provided, that “Out-of-Pocket Expenses” shall not include expenses paid to any consultants (or service providers of like kind), except for travel expenses associated with a consultant (or service provider of like kind).

1.33

“Patents” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.34

“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.35

“Phase 1 Study” means a Clinical Trial with the principal purpose of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. §312.21(a), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States.

1.36	“Phase 1/2 Study” means a Clinical Trial that satisfies the requirements of a Phase 1 Study and a Phase 2 Study.
1.37

“Phase 2 Study” means a Clinical Trial with the principal purpose of characterizing its activity in a specific disease state as well as generating detailed safety, tolerability, and pharmacokinetics information as described in 21 C.F.R. §312.21(b), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States including a human clinical trial that is also designed to satisfy the requirements of 21 C.F.R. §312.21(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. §312.21(b) (or corresponding foreign regulations) or otherwise to enable a Pivotal Study (e.g., a phase 1/2 trial).

1.38

“Pivotal Study” means either (a) a Clinical Trial, the principal purpose of which is to demonstrate clinically and statistically the efficacy and safety of a Licensed Product as a basis for obtaining Regulatory Approval, and has been recognized and approved as such by the Regulatory Authority, or (b) a Clinical Trial of a Licensed Product on a sufficient number of subjects that satisfies both of the following (i) and (ii): (i) such trial is designed to establish that such Licensed Product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such Licensed Product, which trial is intended to support Regulatory Approval of such Licensed Product; and (ii) such trial is a registration trial intended to be sufficient to support the filing of an application for Regulatory Approval for such Licensed Product in the US, or applicable country, as evidenced by (A) an agreement with or statement from the FDA or its foreign equivalent, or (B) other guidance or minutes issued by the FDA or its foreign equivalent, for such registration trial.

1.39

“Price Approvals” means, in those countries in the Territory where Regulatory Authorities may approve or determine pricing and/or pricing reimbursement for pharmaceutical products, such pricing and/or pricing reimbursement approval or determination.

1.40	“Regulatory Authority” means the FDA or any foreign equivalent.
1.41

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including Price Approvals, necessary for the Development, manufacture, use, storage, import, transport or Commercialization of Licensed Product in a particular country or jurisdiction.  For the avoidance of doubt, Regulatory Approval to Commercialize Licensed Product shall include Price Approval.

1.42

“Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period from the First Commercial Sale of such Licensed Product in such country until the later of (a) the expiration or revocation or complete rejection of the last to expire or to be revoked or to be completely rejected of any Licensed Patent Covering such Licensed Product in the country in which the Licensed Product is sold, (b) the loss of Market Exclusivity in the country in which such Licensed Product is sold, or (c) if no Licensed Patent exists in the country where the Licensed Product is sold Covering the manufacture, use or sale of the Licensed Product and no Market Exclusivity exists in the country in which the Licensed Product is sold, ten (10) years from the First Commercial Sale of such Licensed Product in such country.

1.43	“Sublicensee” means any Person other than an Affiliate of Company to which Company (or its Affiliates) grants a sublicense under Licensed Patents or Licensed Know-How, except for any distributors.
1.44

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.45	“Territory” means all the countries of the world.
1.46	“Third Party” means any Person other than Licensor, Company or any of their respective Affiliates.
1.47

“Third Party License Agreement” means any agreement entered into by a Party or its Affiliate with a Third Party, or any amendment or supplement thereto, in each case following the Effective Date, whereby royalties, fees or other payments are to be made by a Party or its Affiliate to such Third Party in connection with the grant of rights under intellectual property rights Controlled by such Third Party, which rights are necessary or useful to research, Develop, manufacture, have made, import, export, use or Commercialize Licensed Product.

1.48

“UNC Agreement” means the Exclusive License Agreement by and between the University of North Carolina at Chapel Hill (the “University”) and the Licensor dated as of August 7, 2019, as attached hereto as Schedule 1.48.

1.49	“United States” or “US” means the United States of America, its territories and possessions.

1.50	“USD” or “$” means the lawful currency of the United States.
1.51

“Valid Claim” means, with respect to the Licensed Patents, (a) any unexpired claim of an issued Patent that has not been found to be unpatentable, unenforceable or invalid by a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal; or (b) a claim of a pending application, which application claims a first priority no more than [***] prior to the date upon which pendency is determined. For purposes of clarification, if a claim in an application has been pending for more than [***] from its priority date, and a Patent subsequently issues containing such claim, then upon issuance of the Patent, the claim shall thereafter be considered a Valid Claim.

1.52	Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section
“Action”	6.3(b)(i)
“Agreement”	Preamble
“CM&C Know-How”	2.4
“Company Indemnitees”	9.2
“Company IP”	10.4(b)(ii)(6)
“Company Patent”	6.2(d)
“Company”	Preamble
“Development Support”	3.2
“Edinburgh”	1.13
“Effective Date”	Preamble
“Inventor Presentations”	8.2
“Licensor Indemnitees”	9.1
“Licensor”	Preamble
“Manufacturing Technology Transfer Plan”	2.4
“Manufacturing Technology Transfer”	2.4
“Party” and “Parties”	Preamble
“Representatives”	3.2
“Right of First Refusal”	10.5(b)
“Right of First Refusal Notice Period”	10.5(b)
“Sales Milestone”	5.3
“Term”	10.1
“University”	1.13

ARTICLE 2
Licenses AND OTHER RIGHTS

2.1

Grant of License to Company.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company and its Affiliates an exclusive (even as to Licensor), worldwide, royalty-bearing right and license (with the right to sublicense, subject to the provisions of Section 2.2) under the Licensed Technology to research, Develop, manufacture, have manufactured, use and Commercialize Licensed Product in the Field in the Territory.

2.2	Grant of Sublicense by Company. Company shall have the right, in its sole discretion, to grant sublicenses, in whole or in part, under the licenses granted in Section 2.1; provided, however, that

(a) the terms and conditions of each sublicense shall be consistent with the terms and conditions of this Agreement, the UNC Agreement and the Edinburgh Agreement and (b) the granting by Company of a sublicense shall not relieve Company of any of its obligations hereunder.

2.3

Technology Transfer.  As soon as reasonably practicable after the Effective Date, but in no event later than [***] following the Effective Date (provided that Company shall have the right to reasonably extend such time period of time to the extent reasonably necessary to enable Company to receive the foregoing transfer), Licensor will transfer to Company, at Licensor’s cost and expense, the Licensed Know-How set forth on Schedule 1.26 and Licensed Materials (except for Licensed Know-How and Licensed Materials relating to the manufacture of Licensed Product, which are the subject of Section 2.4).

2.4

Manufacturing Technology Transfer.  The technology transfer described in this Section 2.4 shall be referred to as the “Manufacturing Technology Transfer” and shall be conducted in accordance with a manufacturing technology transfer plan to be mutually agreed upon in writing by the Parties within [***] after the Effective Date (the “Manufacturing Technology Transfer Plan”).  The Manufacturing Technology Transfer Plan will: (a) specify goals and estimated time lines for the achievement of the Manufacturing Technology Transfer; (b) identify certain of the technology to be transferred; (c) specify the activities related to implementation of such technology in Company’s facilities; and (d) set forth those obligations assigned to each Party with respect to such technology transfer.  Manufacturing Technology Transfer Plan shall also include an obligation for Licensor to transfer to Company a copy of all Licensed Know-How and all Licensed Materials, including such Know-How as is specifically identified in the Manufacturing Technology Transfer Plan, including, without limitation, toxicity data related to Licensed Product, as is reasonably necessary to complete part of the Chemistry, Manufacturing and Controls section of a regulatory submission document included in a BLA (collectively, “CM&C Know-How”).  Each Party will bear its costs and expenses associated with performing the Manufacturing Technology Transfer.

2.5

Procedures for Technology Transfer.  The technology transfers set forth in Sections 2.3, and 2.4 shall occur in an orderly fashion and in a manner such that the value, usefulness and confidentiality of the transferred Licensed Know-How, Licensed Materials and regulatory documentation are preserved in all material respects.  During the Term, Licensor shall, upon Company’s written request, provide full and prompt disclosure of, and shall license, and hereby does license, to Company as a part of Licensed Know-How, any Know-How (including CM&C Know-How) that becomes Controlled by Licensor or any of its Affiliates after the Effective Date that is reasonably necessary for Company to manufacture Licensed Product or complete the Chemistry, Manufacturing and Controls section of a regulatory submission document included in a BLA.

2.6	UNC Agreement. Company hereby (a) acknowledges the [***].
2.7	Edinburgh Agreement. Company hereby (a) acknowledges [***].
2.8

No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.  For clarity, notwithstanding anything contained in this Agreement to the contrary, Licensor retains all rights under the Licensed Technology for any and all uses outside of the Field.

2.9

Negative Covenant.  Company covenants that it will not, and will not permit any of its Affiliates or Sublicensees to, use or practice any Licensed Technology outside the scope of the license granted to it under Section 2.1.

ARTICLE 3
DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCT

3.1

Development of the Licensed Product by Company.  Company shall have the exclusive right, and sole responsibility and decision-making authority, to research and Develop the Licensed Product and to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all Clinical Trials and non-clinical studies Company believes appropriate to obtain Regulatory Approval for the Licensed Product in the Field.

3.2

Licensor Support in Development.  Until the [***], Licensor shall make its employees, consultants, contractors, advisors and agents (“Representatives”) that are knowledgeable regarding the Licensed Technology or Licensed Product (including the properties and functions thereof), available to Company for scientific and technical explanations, and advice that may reasonably be required by Company relating to the Development of Licensed Products (the “Development Support”).  The Development Support shall be provided by Licensor free-of-charge up to [***].  Thereafter, any Development Support will be reimbursed by Company at a mutually agreed upon (in writing) hourly rate.

3.3

Commercialization.  Company shall have the exclusive right, and sole responsibility and decision-making authority, to Commercialize Licensed Product itself or through one or more Affiliates or Sublicensees or other Third Parties selected by Company and shall have the sole decision-making authority and responsibility in all matters relating to the Commercialization of the Licensed Product.

3.4

Clinical and Commercial Manufacturing.  Company shall have the exclusive right to manufacture Licensed Product itself or through one or more Affiliates or Sublicensees or other Third Parties selected by Company.

3.5

Diligence by Company.  Subject to Licensor’s fulfillment of its obligations under this Agreement, Company shall use Commercially Reasonable Efforts to (a) Develop at least one Licensed Product and (b) Commercialize at least one (1) Licensed Product in the United States.  Activities by Company’s Affiliates and Sublicensees will be considered as Company’s activities under this Agreement for purposes of determining whether Company has complied with its obligation to use Commercially Reasonably Efforts.

3.6	Trademarks. As between Licensor and Company, Company shall have the sole authority to select trademarks for the Licensed Product and shall own all such trademarks.
3.7

Reporting.  Company shall, within plus or minus [***] of each anniversary of the Effective Date, provide Licensor with a written report summarizing in reasonable detail its major Development and, as applicable, Commercialization activities conducted during the prior Calendar Year.  All information and reports provided to Licensor pursuant to this Section 3.7 shall be without any commitment from Company and shall be treated as Confidential Information of Company hereunder.  Notwithstanding the foregoing, Company’s obligation to provide reports under this Section 3.7 shall expire upon First Commercial Sale in the United States.

ARTICLE 4
REGULATORY MATTERS

4.1	Regulatory Filings. As between Company and Licensor, Company shall own and maintain all regulatory filings and Regulatory Approvals for the Licensed Product, including all INDs and BLAs.
4.2

Communications with Authorities.  Company (or one of its Affiliates or Sublicensees) shall be responsible, and act as the sole point of contact, for communications with Regulatory Authorities in connection with the Development, Commercialization, and manufacturing of Licensed Product.  Following the Effective Date, Licensor shall not initiate, with respect to Licensed Product, any meetings or contact with Regulatory Authorities without Company’s prior written consent.  To the extent Licensor receives any written or oral communication from any Regulatory Authority relating to Licensed Product, Licensor shall (a) refer such Regulatory Authority to Company, and (b) as soon as reasonably practicable (but in any event within [***] after becoming aware of such communication), notify Company and provide Company with a copy of any written communication received by Licensor or, if applicable, complete and accurate minutes of such oral communication.

4.3

Licensor Support in Regulatory Matters.  Licensor shall, subject to reimbursement of reasonable, out-of-pocket external costs and expenses, make its Representatives that are knowledgeable regarding the Licensed Technology, the Licensed Materials or the Licensed Product available to Company for regulatory explanations, advice and on-site support, that may reasonably be required by Company relating to regulatory matters (including preparation and filing for any INDs); such support not to exceed more than [***] per calendar month.  If a Regulatory Authority requests any non-clinical or clinical information or data related to the use of Licensed Technology, then upon Company’s request, Licensor shall have a continuing obligation to provide to Company access, and a right of reference, to any such information or data.

4.4	Recalls. Company shall have the sole right to determine whether and how to implement a recall or other market withdrawal of the Licensed Product.

ARTICLE 5
Financial Provisions

5.1

Initial Fee.  Company shall pay, or cause to be paid, to Licensor a fee of Three Million USD (USD 3,000,000) (“Initial Fee”), within [***] following the Effective Date. Payment of the initial fee shall be subject to any withholding tax obligations set forth in Section 5.11, [***].

5.2

Milestone Payments.  Company shall pay to Licensor the following milestone payments upon the first achievement of the milestone events described below for each Licensed Product, whether achieved by Company, its Affiliates or their respective Sublicensees.  Company shall notify Licensor in writing of the achievement of any such milestone event, within [***] of such achievement, and Licensor shall issue Company an invoice for the amount of the corresponding milestone payment, which invoice Company shall pay within [***] following receipt of such invoice.

Milestone event for each Licensed Product	Milestone Payment USD
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For the avoidance of doubt, the total foregoing milestones shall be payable once per Licensed Product.

5.3	Commercial Event Payments. Company shall pay Licensor the following amounts for the first and only the first achievement of the following sales event milestones (each, a “Sales Milestone”).

Sales Milestones for each Licensed Product	Milestone Payment USD
[***]	[***]
[***]	[***]

Company shall deliver written notice to Licensor within [***] of the end of the Calendar Year in which a Sales Milestone occurs and Licensor shall issue Company an invoice for the amount of the corresponding Sales Milestone payment, which invoice Company shall pay within [***] following receipt of such invoice.

For the avoidance of doubt, each aforementioned Sales Milestone payment shall be made only once for each Licensed Product that achieves such Sales Milestone.

5.4	Royalty Payments for Licensed Product.
(a)	Royalty Rate. During the Royalty Term, Company shall pay to Licensor a [***] royalty on worldwide aggregate annual Net Sales of Licensed Product for each Calendar Year (subject to Section 5.5 below):
(b)

Net Sales Subject to Royalty Payments.  For purposes of determining whether a royalty threshold or a Sales Milestone has been attained, only Net Sales that are subject to a royalty payment shall be included in the total amount of Net Sales and any Net Sales that are not subject to a royalty payment shall be excluded.  For clarity, Company’s obligation to pay royalties to Licensor under this ARTICLE 5 is imposed only once with respect to the same unit of Licensed Product regardless of the number of Licensed Patents pertaining thereto.

5.5

Existing Third-Party Agreements.  Licensor shall be responsible for the timely payment of any amounts due under any Existing Third-Party Agreement, and in the event that Licensor shall fail to make any payment when due under such Existing Third-Party Agreement, Company shall have the right, but not the obligation, to make such payment on behalf of Licensor.  In such event, Licensor shall promptly reimburse Company any such amounts paid by Company or, at Company’s election, Company may offset such amounts paid by Company against any amounts payable to Licensor hereunder.  For clarity, Company has no obligation to make any payments due under the Existing Third-Party Agreement and all such payment obligations, including payments arising from Company’s exploitation of the license set forth in Section 2.1, are the responsibility of Licensor.

5.6

Timing of Payment.  Royalties payable under Section 5.4(a) shall be payable on actual Net Sales and shall accrue at the time the invoice for the sale of Licensed Product is delivered.  Royalty obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within [***] after the end of each Calendar Quarter during which the royalty obligation accrued.

5.7	Mode of Payment and Currency; Invoices.
(a)

Currency.  All payments to Licensor hereunder shall be made by deposit of USD in the requisite amount to such bank account as Licensor may from time to time designate by written notice to Company.  With respect to sales not denominated in USD, Company shall convert applicable sales in foreign currency into USD by using the then current and reasonable standard exchange rate methodology applied to its external reporting.  Based on the resulting sales in USD, the then applicable royalties shall be calculated.  The Parties may vary the method of payment set forth herein at any time upon mutual written agreement, and any change shall be consistent with the local Law at the place of payment or remittance.

(b)	Invoices. Licensor shall submit its invoices to accountspayable@pbmcap.com.
5.8

Royalty Reports.  Within [***] after the end of each Calendar Quarter during which Licensed Product has been sold, Company shall deliver to Licensor, together with the applicable royalty payment due for such Calendar Quarter, a written report, on a Licensed Product-by-Licensed Product basis, of Net Sales subject to royalty payments for such Calendar Quarter.  Such report shall be deemed “Confidential Information” of Company subject to the obligations of ARTICLE 8 of this Agreement.

5.9

Late Payments.  Any failure by Company to make a payment within [***] after the date when due shall obligate Company to pay computed interest, the interest period commencing on the due date and ending on the actual payment date, to Licensor at a rate of [***] per month, or the highest rate allowed by Law, whichever is lower.

5.10	Audits.
(a)

Audits Generally.  During the Royalty Term and for [***] thereafter, and not more than once in each Calendar Year, Company shall permit, and shall cause its Affiliates or Sublicensees to permit, an independent certified public accounting firm of nationally recognized standing selected by Licensor, and reasonably acceptable to Company or such Affiliate or Sublicensee, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of Company and its Affiliates or Sublicensees to verify the accuracy of the royalty reports and payments under this ARTICLE 5.  Such review may cover the records for sales made in any Calendar Year ending not more than [***] prior to the date of such request.  The accounting firm shall disclose to Licensor and Company only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.  No other information shall be provided to Licensor.

(b)

Audit-Based Reconciliation.  If such accounting firm concludes that additional royalties were owed during such period, and Company agrees with such calculation, Company shall pay the additional undisputed royalties within [***] after the date Licensor delivers to Company such accounting firm’s written report, together with any interest payable under Section 5.9.  If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or, at Company’s request, shall be promptly reimbursed to Company.  If Company disagrees with such calculation, it may retain its own independent certified public accounting firm of recognized standing and reasonably acceptable to Licensor, to conduct a review, and if such firm concurs with the other accounting firm, Company shall make the required payment within [***] after the date Company receives the report of its accounting firm.  If Company’s accounting firm does not concur, Company and Licensor shall meet and negotiate in good faith a resolution of the discrepancies between the two firms.  Licensor shall pay for the cost of any audit, unless Company has underpaid Licensor by more than [***], in which case Company shall pay for the costs of audit.

(c)

Audit Confidentiality.  Each Party shall treat all information that it receives under this Section 5.10 in accordance with the confidentiality provisions of ARTICLE 7 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the other Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under this Agreement.  The terms of this Section 5.10 shall apply mutatis mutandis with respect to Company’s right to audit Licensor’s records related to those Out-of-Pocket Expenses for which Licensor seeks reimbursement hereunder.

5.11

Taxes. Licensor shall be responsible for the payment of any and all Taxes levied on account of the royalties and other payments paid to Licensor by Company or its Affiliates or Sublicensees under this Agreement.  If Law requires that Taxes be deducted and withheld from royalties or other payments paid under this Agreement, Company shall (a) deduct those Taxes and interests and penalties assessed thereon from the payment or from any other payment owed by Company hereunder; (b) pay the Taxes to the proper Governmental Body; (c) send evidence of the obligation together with proof of Tax payment to Licensor within [***] following such payment; (d) remit the net amount, after deductions or withholding made under this Section 5.11; and (e) cooperate with Licensor in any way reasonably requested by Licensor, to obtain available reductions, credits or refunds of such Taxes; provided, however, that Licensor shall reimburse Company for Company’s Out-of-Pocket Expenses incurred in providing such assistance.

ARTICLE 6
Inventions and Patents

6.1

Further Assurances.  Licensor shall require all of its employees, and use its best efforts to require its contractors and agents, and any Affiliates and Third Parties working on its behalf under this Agreement (and their respective employees, contractors and agents), to assign to Licensor any Licensed Technology.

6.2	Patent Prosecution and Maintenance.

(a)Licensed Patents.  As between the Parties, and subject to the UNC Agreement and the Edinburgh Agreement, the Licensor shall have the first right, and the obligation, to file, prosecute (including initiating or defending any reexamination and reissue proceedings), and maintain Licensed Patents in Licensor’s name.  Company shall bear all costs and expenses of filing, prosecuting and maintaining Licensed Patents that are the subject of the sublicenses under the Edinburgh Agreement and UNC Agreement. Licensor shall keep Company informed of the status of the filing and prosecution of Licensed Patents.  Notwithstanding the foregoing, upon written agreement between the Parties, Company shall have the step-in right to lead prosecution and file, prosecute and maintain the foregoing Licensed Patents in Licensor’s name.  In such event, Company agrees to keep Licensor informed of the status of the filing and prosecution of Licensed Patents.

(b)Election Not to File and Prosecute Licensed Patents.  As between the Parties, and subject to the UNC Agreement and the Edinburgh Agreement, if Licensor is leading prosecution and maintenance of the Licensed Patents and elects not to file or to continue to prosecute or maintain a Licensed Patent (or receives notification from UNC or University of Edinburgh), then it shall notify the Company in writing at least [***] before any deadline applicable to the filing, prosecution or maintenance of such Licensed Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Licensed Patent in such country or possession.  In such case and except in cases of strategic abandonment, Company shall have the right to pursue the filing or support the continued prosecution or maintenance of such Licensed Patent.  If Company fails to continue prosecution or maintenance of any of the Licensed Patents, then such abandoned Licensed Patents shall not extend the Royalty Term (i.e., no royalty payments shall be due under this Agreement on account of such abandoned Licensed Patents).

(c)Patent Term Extension.  As between the Parties, and subject to the UNC Agreement and the Edinburgh Agreement, Company shall be responsible for obtaining patent term extensions wherever available for Licensed Patents, but Company has no obligation to seek any patent term extension.  Licensor shall provide Company with all relevant information, documentation and assistance in this respect as may reasonably be requested by Company.  Any such assistance, supply of information and consultation shall be provided promptly and in a manner that will ensure that all patent term extensions for Licensed Patents are obtained wherever legally permissible, and to the maximum extent available.

(d)Company Patents.  Company shall own any inventions, discoveries, Know-How and intellectual property rights developed by Company or any of its Affiliates or a Third Party on behalf of Company and shall have the right, but not the obligation, to file, prosecute and maintain Patent Rights covering or claiming any such inventions, discoveries, Know-How or intellectual property (“Company Patents”).  Company shall bear all costs and expenses of filing, prosecuting and maintaining Company Patents and Licensor shall have no particular rights with respect thereto.

(e)In the event UNC or University of Edinburgh control prosecution, maintenance or enforcement of the Licensed Patents, Licensor shall provide all rights of Licensor under the UNC Agreement and Edinburgh Agreement to Company hereunder relating to the prosecution, maintenance and enforcement of the Licensed Patents.  Licensor shall keep Company timely informed of any prosecution actions and provide Company the ability to provide comments to any filings relating to the Licensed Patents.

6.3	Enforcement and Defense.

(a)Notice.

(i)If either Party believes that an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such activity by a Third Party with respect to any Licensed Technology, or if a Third Party claims that any Licensed Patent is invalid or unenforceable, the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known by such Party.

(ii)In the event that Licensor believes that a Company Patent, if any, is being infringed by a Third Party or if a Third Party claims that any Company Patent is invalid or unenforceable, Licensor shall notify Company and provide it with details of such infringement or claim.

(b)Actions.

(i)As between the Parties, and subject to the UNC Agreement and the Edinburgh Agreement, Company shall have the first right to attempt to resolve any infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action, with respect to a Licensed Patent (each, an “Action”) and to compromise or settle any such infringement or claim subject to Section 6.3(c).  Licensor shall provide reasonable assistance to Company at Company’s cost and expense, including by providing access to relevant documents and other evidence and making its employees reasonably available.  All amounts recovered by Company shall be allocated, first, to the costs and expenses of the Parties incurred to enforce the Licensed Patents and, second, to Company (provided that such remaining amounts shall be deemed Net Sales for royalty and Sales Milestone calculation purposes).

(ii)As between the Parties, and subject to the UNC Agreement and the Edinburgh Agreement, if Company elects not to exercise its first right with respect to an Action as set forth in Section 6.3(b)(i), then it shall promptly notify Licensor in writing (but in any event with at least [***] before any deadline applicable to such Action or any other date by which an action must be taken to establish or preserve such right bring or defend such Action).  In such case, Licensor shall have the right to pursue the Action to enforce or defend such Licensed Patent.  Company shall provide Licensor with all relevant information, documentation and assistance in this respect as may reasonably be requested by Licensor.  Licensor shall join Company in such Action upon Company’s written request.  All amounts recovered by Company shall be retained by Company.

(c)No Settlement without Consent.  Neither Party shall settle or otherwise compromise any Action by admitting that any Licensed Patent is invalid or unenforceable without the other Party’s prior written consent, and, in the case of Licensor, Licensor may not settle or otherwise compromise an Action without Company’s prior written consent.

(d)Company Patents.  Company shall have the sole right and authority, but not the obligation, to enforce Company Patents against any Third Party infringer and defend Company Patents against any Third Party; provided, that Licensor shall provide reasonable assistance to Company with respect thereto, including providing access to relevant documents and other evidence and making its employees available, subject to Company’s reimbursement of any Out-of-Pocket Expenses incurred on an on-going basis in providing such assistance.

ARTICLE 7
CONFIDENTIALITY

7.1

Confidentiality Obligations.  Each Party agrees that, for the Term and for [***] thereafter, such Party shall, and shall ensure that its Representatives hold in confidence all Confidential Information disclosed to it by the other Party pursuant to this Agreement, unless such information, as demonstrated by competent evidence of the recipient:

(i)is or becomes generally available to the public other than as a result of disclosure by the recipient;

(ii)is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party;

(iii)is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information; or

(iv)is obtained by recipient from a Third Party that has not breached any obligations of confidentiality.

The recipient shall not disclose any of the Confidential Information, except to Representatives of the recipient who need to know the Confidential Information for the purpose of performing the recipient’s obligations, or exercising its rights, under this Agreement and who are bound by obligations of non-use and non-disclosure substantially similar to those set forth herein.  The recipient shall be responsible for any disclosure or use of the Confidential Information by such Representatives.  The recipient shall protect Confidential Information using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care.  Each Party shall: (a) implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of, the other Party’s Confidential Information; (b) promptly notify the other Party of any unauthorized access or disclosure of such other Party’s Confidential Information; and (c) cooperate with such other Party in the investigation and remediation of any such unauthorized access or disclosure.

7.2

Use.  Notwithstanding Section 7.1, a Party may use the Confidential Information of the other Party for the purpose of performing its obligations, or exercising its rights, under this Agreement, including for purposes of:

(i)filing or prosecuting patent applications, subject to the terms of Section 6.2;

(ii)prosecuting or defending litigation;

(iii)conducting pre-clinical studies or Clinical Trials pursuant to this Agreement;

(iv)seeking or maintaining Regulatory Approval of the Licensed Product; or

(v)complying with Law, including securities Law and the rules of any securities exchange or market on which a Party’s securities are listed or traded.

In addition to the foregoing, Company may, in furtherance of its rights under this Agreement, disclose Confidential Information of Licensor to any Third Party, provided that such Third Party is bound by obligations of confidentiality at least as stringent as the ones herein.

In making any disclosures set forth in clauses (i) through (v) above, the disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed.  In addition, in connection with any permitted filing by either Party of this Agreement with any Governmental Body the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party.

7.3

Required Disclosure.  The recipient may disclose the Confidential Information to the extent required by Law or court order; provided, however, that the recipient promptly provides to the disclosing party, to the extent legally permissible, prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure.

7.4

Publications.  Licensor shall not publish any information relating to Licensed Product without the prior written consent of Company (which consent may be withheld or given in Company’s sole discretion), unless such information has already been publicly disclosed either prior to the Effective Date or after the Effective Date through no fault of Licensor or otherwise not in violation of this Agreement.  Company shall have the right to make such publications as it chooses, in its sole discretion, without the approval of Licensor.  Licensor shall submit to Company for Company’s written approval (which approval be granted or denied in Company’s sole discretion) any publication or presentation (including in any seminars, symposia or otherwise) of information related directly or indirectly to the Licensed Product for review and approval at least [***] prior to submission for the proposed date of publication or presentation.

7.5	Press Releases and Disclosure.
(a)

Public Disclosures By Licensor.  Except as provided in Section 7.5(c), Licensor may not make any subsequent press release or public announcement regarding the terms of this Agreement or any matter covered by this Agreement, including the Development or Commercialization of Licensed Products, without the prior written consent of Company.

(b)

Public Disclosures by Company.  Except as provided in Section 7.5(c), Company may not make any subsequent press release or public announcement regarding the terms of this Agreement; provided, however, that Company shall have the right to make such press releases as it chooses, in its sole discretion, regarding the status of its Development or Commercialization of Licensed Products without the approval of Licensor.

(c)

Securities Filings and Regulatory Communications.  Notwithstanding anything in this Agreement, either Party shall have the right without the approval of the other Party to make disclosures related to this Agreement or the Licensed Product, including (i) securities filings that such Party determines are required under applicable securities laws and regulations (provided, that it provides the text of such planned disclosure to the non-disclosing Party no less than [***] prior to disclosure, and has used reasonable efforts to incorporate all reasonable comments of the non-

disclosing Party regarding such disclosure) and (ii) regulatory communications to the extent such Party determines that such disclosures are necessary or useful in connection with such regulatory communication (including, but not limited to, regulatory filings).

ARTICLE 8
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1	Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(i)such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

(ii)such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(iii)this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.  The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party;

(iv)no consent by any Third Party or Governmental Body is required with respect to the execution and delivery of this Agreement by such Party or the consummation by such Party of the transactions contemplated hereby;

(v)such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement; and

(vi)such Party is solvent, the consideration exchanged between the Parties under this Agreement is fair and of reasonably equivalent value and constitutes a single integrated transaction and there is no consideration being exchanged between the Parties on account of antecedent obligations.

8.2	Additional Representations and Warranties of Licensor. Licensor represents and warrants to Company that, as of the Effective Date:

(i)no claims have been asserted, or, to Licensor’s knowledge, threatened by any Person, nor, to Licensor’s knowledge, are there any valid grounds for any claim of any such kind (a) challenging the validity, effectiveness, or ownership of Licensed Technology (with the caveat that Company is aware of certain presentations (“Inventor Presentations”) given by the inventors of the Edinburgh Licensed Patents as shown in Schedule 8.2), and/or (b) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Licensed Technology infringes or will infringe on any intellectual property right of any Person;

(ii)to the knowledge of Licensor, there is no unauthorized use, infringement or misappropriation of any of Licensed Technology by any employee or former employee of Licensor, or any other Third Party;

(iii)the Licensed Patents are subsisting and are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute;

(iv)the Licensed Patents constitute all Patents Controlled by Licensor as of the Effective Date that are directly related to, or are necessary or useful for, the research, Development, manufacture, use or Commercialization of Licensed Product;

(v)the Licensed Know-How (a) constitutes all Know-How Controlled by Licensor as of the Effective Date that is reasonably necessary for the research, Development, manufacture, use or Commercialization of Licensed Product and (b) constitutes all Know-How that is, to Licensor’s knowledge, reasonably necessary for the research, Development, manufacture, use or Commercialization of Licensed Product;

(vi)it has the full right to license and provide the Licensed Materials to Company;

(vii)all Representatives of Licensor who have performed any activities on its behalf in connection with research regarding Licensed Product have assigned to Licensor in all material respects their rights in any intellectual property made, discovered or developed by them as a result of such research, and no Third Party has any rights to any such intellectual property;

(viii)Licensor has the right, power and authority to grant to Company the rights granted to Company hereunder, including, but not limited to, with respect to the Existing Third-Party Agreements.  In particular, the grant of such sublicense requires no consent, waiver or other action by any party to the Existing Third-Party Agreements and the rights and obligations of Company set forth in this Agreement do not contravene nor are they inconsistent with or in conflict with the terms of any Existing Third-Party Agreement;

(ix)The Existing Third-Party Agreements constitute all agreements with Third Parties pursuant to which Licensor has in-licensed, or otherwise obtained rights, with respect to Licensed Product.  Licensor has provided to Company an accurate, true and complete copy of each of the Existing Third Party Agreements, as amended to-date and each of the Existing Third Party Agreements is in full force and effect and Licensor is not in breach or default in the performance of its obligations under any of the Existing Third Party Agreements.  Licensor has not received any notice from any Third Party of any breach, default or non-compliance of Licensor under the terms of any of the Existing Third-Party Agreements.  There have been no amendments or other modification to any Existing Third-Party Agreements, except as have been disclosed to Company in writing;

(x)Licensor has not received any communication from Edinburgh regarding any failure to achieve the Performance Criteria (as defined in the Edinburgh Agreement);

(xi)all tangible information and data provided by or on behalf of Licensor to Company on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and Licensor has not failed to disclose, or cause to be disclosed, any information or data that would cause the information and data that has been disclosed to be misleading in any material respect;

(xii)Licensor (and its Affiliates) has not employed or otherwise used in any capacity the services of any Person debarred under United States law, including under 21 USC §335a or any foreign equivalent thereof, with respect to Licensed Product; and

(xiii)all research and development (including non-clinical studies and Clinical Trials) related to Licensed Product prior to the Effective Date has been conducted in accordance with all Laws.

8.3	Licensor Covenants. Licensor covenants to Company that:

(i)Licensor shall fulfill all of its obligations (other than any obligations that Licensor cannot fulfill itself without breaching its obligations, or infringing the license and rights granted, to Company pursuant to this Agreement), including but not limited to its payment obligations, under any Existing Third-Party Agreement or any Third-Party License Agreement;

(ii)Licensor shall not amend or waive, or take any action or omit to taking any action that would alter, any of Licensor’s rights under any Existing Third-Party Agreement or any Third-Party License Agreement in any manner that adversely affects, or would reasonably be expected to adversely affect, Company’s rights and benefits under this Agreement.  Licensor shall promptly notify Company of any default under, termination or amendment of, any Existing Third-Party Agreement or Third-Party License Agreement;

(iii)Licensor shall promptly notify Company with any communication from UNC or Edinburgh relating to the rights licensed thereunder or any termination, or notice of termination, received by Licensor relating to the UNC Agreement or Edinburgh Agreement.

(iv)[***].

ARTICLE 9
INDEMNIFICATION AND INSURANCE

9.1

Indemnification by Company.  Company shall indemnify, defend and hold harmless Licensor and its Affiliates and each of their respective agents, employees, officers and directors (the “Licensor Indemnitees”) from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) to the extent arising out of Third Party claims or suits related to: (a) Company’s negligence or willful misconduct; (b) Company’s exploitation, including Development or Commercialization, of Licensed Products; or (c) breach by Company of this Agreement; provided, however, that Company’s obligations pursuant to this Section 9.1 shall not apply (i) to the extent such claims or suits result from the negligence or willful misconduct of any of the Licensor Indemnitees, or (ii) with respect to claims or suits arising out of breach by Licensor of  this Agreement.

9.2

Indemnification by Licensor.  Licensor shall indemnify, defend and hold harmless Company and its Affiliates and each of their respective agents, employees, officers and directors (the “Company Indemnitees”) from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) to the extent arising out of Third Party claims or suits (including Actions) related to: (a) Licensor’s negligence or willful misconduct; or (b) breach by Licensor of this Agreement; provided, however, that Licensor’s obligations pursuant to this Section 9.2 shall not apply (i) to the extent that such claims or suits result from the negligence or willful misconduct of any of Company Indemnitees or (ii) with respect to claims or suits arising out of a breach by Company of this Agreement.

9.3

No Consequential Damages.  EXCEPT WITH RESPECT TO A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1 OR SECTION 9.2, AS APPLICABLE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH OF BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 8.

9.4

Notification of Claims; Conditions to Indemnification Obligations.  As a condition to a Party’s right to receive indemnification under this ARTICLE 9, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel.  In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party.  Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.  The indemnifying Party shall have no liability under this ARTICLE 9 with respect to claims or suits settled or compromised without its prior written consent.

9.5

Insurance.  During the Term, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts, that are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities.  It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder.  Each Party will, except to the extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 9.5.

ARTICLE 10
TERM AND TERMINATION

10.1

Term and Expiration.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this ARTICLE 10, shall continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis until the date on which the Royalty Term in such country with respect to such Licensed Product expires, at which time this Agreement shall expire in its entirety with respect to such Licensed Product in such country and the terms of Section 10.4(b)(i) shall apply.

10.2	Termination of the Agreement for Convenience. At any time during the Term, Company may, at its convenience, upon [***] prior written notice to Licensor, terminate this Agreement in its entirety.

10.3	Termination upon Material Breach.
10.3.1

If a Party breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within [***].  If such breach is not cured within [***] after the receipt of such notice, the Party not in default shall be entitled to terminate this Agreement immediately by written notice to the other Party.  Any dispute regarding an alleged material breach of this Agreement shall be resolved in accordance with ARTICLE 11 hereof.

10.3.2

Either Party may terminate this Agreement if, at any time, (a) voluntary or involuntary proceedings by or against the other Party are instituted in bankruptcy under any insolvency Law, which proceedings, if involuntary, shall not have been dismissed within [***] after the date of filing; (b) a receiver or custodian is appointed for the other Party; (c) proceedings are instituted by or against the other Party for corporate reorganization, dissolution, liquidation or winding-up of the other Party, which proceedings, if involuntary, shall not have been dismissed within [***] after the date of filing; (d) substantially all of the assets of the other Party are seized or attached and not released within [***] thereafter; (e) a Party becomes insolvent; or (f) a Party makes a general assignment for the benefit of creditors (each individual event set forth in clauses (a) through (f), an “Insolvency Event”).

10.4	Effects of Termination.
(a)	Survival.

(i)Notwithstanding the expiration or termination of this Agreement, the following provisions shall survive:  Articles 1, 4, 7 and 12; and Sections 2.6(a)-(c), 2.7(a)-(c), 5.10, 5.11, 6.3(d), 9.1, 9.2, 9.3, 9.4, 10.4, 10.5 and 10.6.

(ii)Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination.  In addition, except for the termination events addressed in Section 10.3, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(b)	Licenses.

(i)As of the effective date of expiration of the Royalty Term with respect to a given Licensed Product and country, the license from Licensor to Company under Section 2.1 shall convert to a fully paid, royalty free, irrevocable, perpetual, exclusive, and sublicensable license under the Licensed Technology to research, Develop, manufacture, have manufactured, use and Commercialize such Licensed Product in the Field in such country.

(ii)Upon termination of this Agreement by Company pursuant to Section 10.2 or by Licensor pursuant to Section 10.3, the following terms and conditions shall apply:

(1)all licenses granted to Company under Section 2.1 shall terminate;

(2)Company shall, upon written request by Licensor and subject to Licensor assuming legal responsibility for any Clinical Trials of such Licensed Product(s)

then ongoing, transfer to Licensor all regulatory documentation and Regulatory Approvals prepared or obtained by or on behalf of Company prior to the date of such termination, solely to the extent (A) Controlled by Company as of the effective date of termination and (B) related to such Licensed Product(s) and country(ies) and transferable, and Company shall have the right to retain one copy of such transferred documentation and Regulatory Approvals for solely record-keeping purposes;

(3)Company shall, upon written request of Licensor, return to Licensor or, at Licensor’s option, destroy, all relevant records and materials in its possession or control containing or comprising the Licensed Know-How and the Licensed Materials, or such other Confidential Information of Licensor; provided, however, that Company shall have the right to retain one sample of Licensed Materials for regulatory purposes and one copy of such Licensed Know-How and such other Confidential Information of Licensor solely for record-keeping purposes;

(4)To the extent not prohibited by Law, Company shall wind down any ongoing Clinical Trials with respect to such Licensed Product(s), or at Licensor’s option, transfer such Clinical Trials to Licensor at Licensor’s cost and expense;

(5)Licensor shall have the right, but not the obligation, to purchase any and all of the inventory of Licensed Product held by Company as of the date of termination, at a price equal to the cost of goods of such inventory, together with any applicable external costs of transportation, storage and insurance, and import and export taxes and fees, plus [***]. If Licensor does not elect to purchase such inventory from Company, Company shall have the right to continue to sell such inventory in the Territory for [***] after the date of termination of this Agreement, subject to Company’s continued payment of royalties on Net Sales of Licensed Product during such period; and

(6)Upon Licensor’s written request, Company and Licensor may enter into a negotiation for Company to license to Licensor, (A) Know-How Controlled by Company, its Affiliates, or Sublicensees as of the effective date of termination of this Agreement that has been generated by or on behalf of Company, its Affiliates or Sublicensees that is specific solely to the Licensed Product, (B) any inventions generated by or on behalf of Company, its Affiliates or Sublicensees that is specific to the Licensed Product, and (C) Patents Controlled by Company or its Affiliates that Cover the Licensed Product in the Territory, in each case that are necessary or reasonably useful to enable Licensor to Develop and Commercialize Licensed Product (collectively, the “Company IP”). The Parties shall negotiate the terms of such license in good faith for a period not to exceed [***].

(iii)Upon termination of this Agreement by Company pursuant to Section 10.3, the following terms and conditions shall apply with respect to such Licensed Product(s) and country(ies) as are the subject of such termination:

(1)all licenses granted to Company under Section 2.1 shall terminate;

(2)Company shall, upon written request of Licensor, return to Licensor or, at Licensor’s option and cost and expense, destroy, all relevant records and materials in its possession or control containing or comprising the Licensed Know-How and the Licensed Materials, or such other Confidential Information of Licensor; provided, however, that Company shall have the right to retain one copy of such Licensed Know-How and such other Confidential Information of Licensor solely for record-keeping purposes;

(3)To the extent not prohibited by Law, Company shall, at Licensor’s sole cost and expense, wind down any ongoing Clinical Trials with respect to such Licensed Product(s), or at Licensor’s option, transfer such Clinical Trials to Licensor; and

(4)Company shall have the right to continue to sell in the Territory any inventory of Licensed Products for [***] after the date of termination of this Agreement, without any obligation to continue payment of royalties on Net Sales of Licensed Product during such period (provided, that Company shall be obligated to pay any and all amounts payable to (i) University by Licensor pursuant to Section 3.8 of the UNC Agreement, and (ii) Edinburgh by Licensor pursuant to Section 4.5 of the Edinburgh Agreement, as a result of such sale).

(iv)Upon any termination of this Agreement and subject, to the extent applicable, to compliance with Section 6.5 of the UNC Agreement and Section 9.1(b) of the Edinburgh Agreement, Company, and each of Company’s Sublicensees, shall continue to have the rights set forth in Section 6.5 of the UNC Agreement and Section 9.1(b) of the Edinburgh Agreement; provided, however, that such Sublicensee is not then in breach of any of its material obligations under its sublicense agreements.

(v)Immediately following Company’s notification of termination to Licensor pursuant to Sections 10.2 or 10.3, the diligence obligations in Section 3.5 shall no longer apply and Company shall have the right to wind-down all then on-going Development, manufacturing and/or Commercialization activities.

10.5

Termination on Bankruptcy or Insolvency.  All rights and licenses (including sublicenses) granted under or pursuant to this Agreement by Licensor and the Company are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code.  The Parties agree that, in the event of any Licensor Bankruptcy Event, (a) Company shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Company’s possession, shall be promptly delivered to it (i) upon any Licensor Bankruptcy Event upon Company’s written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (a), following the rejection of this Agreement by Licensor upon written request therefor by Company, and (b) Licensor shall not interfere with the Company’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not interfere with the Company obtaining intellectual property and all embodiments of intellectual property from another entity.

10.6

Other Remedies.  Termination of this Agreement for any reason shall not release either Party from any liability or obligation that already has accrued prior to such termination.  Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect or limit, any rights or remedies that otherwise may be available at Law or in equity.

ARTICLE 11
DISPUTE RESOLUTION

11.1

Escalation to Executive Officers.  Either Party may, by written notice to the other Party, request that a dispute arising between the Parties in connection with this Agreement, or a dispute relating to material breach, be resolved by the Executive Officers, within [***] after referral of such dispute to them.  If the Executive Officers cannot resolve such dispute within [***] after referral of such dispute to them, then, at any time after such [***] period, either Party may proceed to enforce any and all of its rights with respect to such dispute.

11.2

Injunctive Relief.  Subject to Section 10.3, no provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

ARTICLE 12
MISCELLANEOUS PROVISIONS

12.1

Relationship of the Parties.  Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.

12.2

Assignment.  Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Party, not to be unreasonably withheld or delayed; provided, however, that either Party may assign this Agreement, in whole or in part, without the consent of the other Party to (a) any Affiliate or (b) a Third Party in connection with a merger, acquisition of all or substantially all of the business or assets of such Party to which this Agreement relates, consolidation, change of control or other similar transaction.  This Agreement shall be binding upon the successors and permitted assigns of the Parties.  Any assignment not in accordance with this Section 12.2 shall be void.  Licensor shall have the right to assign or transfer all, but not less than all, Licensed Technology to an Affiliate without the prior written consent of Company solely to the extent that Licensor also assigns and transfers this Agreement to such Affiliate.

12.3

Performance and Exercise by Affiliates.  Company shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by Company; provided, however, that Company shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of Company hereunder shall be deemed to be a failure by Company to perform such obligations.  For clarity, the foregoing means that Company may designate an Affiliate to perform its obligations hereunder or to be the recipient of Licensor’s performance obligations hereunder.

12.4

Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.5

Force Majeure.  Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, pandemic, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason which is beyond the control of the respective Party.  The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

12.6

No Trademark Rights.  No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

12.7

Entire Agreement of the Parties; Amendments.  This Agreement and the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter.  No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

12.8	Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.
12.9

Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of the State of Delaware, and will be subject to the exclusive jurisdiction of the courts of competent jurisdiction located in the State of Delaware.

12.10

Notices and Deliveries.  Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Company, addressed to:

Taysha Gene Therapies

[***]

With a copy, which shall not constitute notice, to:

[***]

If to Licensor, addressed to:

Abeona Therapeutics Inc.

[***]

With a copy, which shall not constitute notice, to:

[***]

12.11

Waiver.  A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

12.12

Severability.  When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.  The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

12.13

No Implied License.  No right or license is granted to Licensor hereunder by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by Company or its Affiliates.

12.14

Interpretation.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require.  Unless the context otherwise requires, countries shall include territories.

12.15

Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.  A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[signature page follows]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the date first above written.

ABEONA THERAPEUTICS INC.		TAYSHA GENE THERAPIES, INC.

Signature:	/s/ Brendan M. O’Malley, Esq.	Signature:	/s/ RA Session II

Printed Name:	Brendan M. O’Malley, Esq.	Printed Name:	RA Session II

Title:	VP, Head of Legal & IP	Title:	President & CEO

[Signature Page to License Agreement]

Schedule 1.13

Edinburgh Agreement

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Schedule 1.25
Licensed Know-How

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Schedule 1.26
Licensed Materials

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Schedule 1.27
Licensed Patents

[***]

Schedule 1.48

UNC Agreement

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Schedule 8.2

Inventor Presentations

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Schedule 8.2(a)

Figures

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Schedule 8.2(b)

Poster

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